Supplement dated September 26, 2013 to the current Statement of Additional Information (SAI)

of each of the Funds named below.

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Effective September 26, 2013 the disclosure of portfolio holdings information for the Target Conservative Allocation Fund and each of the portfolios which comprise the Target Portfolio Trust (collectively, the “Funds”) is revised. Previously, the Funds did not release portfolio holdings information on a monthly basis. The Funds will now release portfolio holdings information as of the end of each calendar month, no sooner than approximately three business days prior to the end of the following month.

To reflect the revised policy, Part II of the SAI is revised by including corresponding revisions to the section entitled “Disclosure of Portfolio Holdings.”

Investment Company Name	Fund / Series Name
Prudential Investment Portfolios 2	Prudential Core Short-Term Bond Fund
Prudential Core Taxable Money Market Fund
Prudential Investment Portfolios 3	Prudential Strategic Value Fund
Prudential Jennison Select Growth Fund
Prudential Real Assets Fund
Prudential Jennison Market Neutral Fund
Prudential Investment Portfolios, Inc. 14	Prudential Government Income Fund
Prudential Floating Rate Income Fund
Prudential Investment Portfolios 12	Prudential Global Real Estate Fund
Prudential US Real Estate Fund
Prudential Investment Portfolios 4	Prudential Muni High Income Fund
Prudential Investment Portfolios 6	Prudential California Muni Income Fund
Prudential Investment Portfolios, Inc. 15	Prudential High Yield Fund
Prudential Short Duration High Yield Income Fund
Prudential National Muni Fund, Inc.
Prudential Jennison Blend Fund, Inc.
Prudential Jennison Mid-Cap Growth Fund, Inc.
Prudential Investment Portfolios 7	Prudential Jennison Value Fund
Prudential Investment Portfolios 8	Prudential Stock Index Fund
The Prudential Investment Portfolios, Inc.	Prudential Asset Allocation Fund
Prudential Jennison Equity Opportunity Fund
Prudential Jennison Growth Fund
Prudential Conservative Allocation Fund
Prudential Moderate Allocation Fund
Prudential Growth Allocation Fund
Prudential Jennison Small Company Fund, Inc.
Prudential Investment Portfolios 9	Prudential Large-Cap Core Equity Fund
Prudential International Real Estate Fund
Prudential Absolute Return Bond Fund
Prudential World Fund, Inc.	Prudential International Equity Fund
Prudential International Value Fund
Prudential Emerging Markets Debt Local Currency Fund
Prudential Jennison Global Opportunities Fund
Prudential Jennison Global Infrastructure Fund
Prudential Jennison International Opportunities Fund
Prudential Investment Portfolios, Inc. 10	Prudential Mid-Cap Value Fund
Prudential Jennison Equity Income Fund
Prudential Jennison Natural Resources Fund, Inc.
Prudential Global Total Return Fund, Inc.
Prudential Total Return Bond Fund, Inc.
Prudential Sector Funds, Inc.	Prudential Financial Services Fund
Prudential Jennison Health Sciences Fund
Prudential Jennison Utility Fund
The Target Portfolio Trust	Large Capitalization Growth Portfolio
Large Capitalization Value Portfolio
Small Capitalization Growth Portfolio
Small Capitalization Value Portfolio
International Equity Portfolio
Total Return Bond Portfolio
Intermediate-Term Bond Portfolio
Mortgage-Backed Securities Portfolio
Prudential Short-Term Corporate Bond Fund, Inc.
Prudential Jennison 20/20 Focus Fund
Prudential Variable Contract Account-2
Prudential Variable Contract Account-10
Prudential Variable Contract Account-11

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